Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement (File No. 333-256258) of Naked Brand Group Limited of our report dated July 16, 2021, except for Note 1, Note 15 and Note 19, as to which the date is November 8, 2021, with respect to our audits of the combined financial statements of Cenntro Electric Group, Inc., Cenntro Automotive Corporation and Cenntro Automotive Group Limited as of December 31, 2020 and 2019, and for the each of the two years in the period ended December 31, 2020, which report appears in the Form 6-K filed with the SEC on November 8, 2021, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

November 8, 2021

www.marcumbp.com